Exhibit 99.3

[LOGO APPEARS HERE]

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc.

1700 East Putnam

Suite 400

Old Greenwich, CT 06870

203-698-7500

203-698-7925 fax

PREMCOR COMPLETES PRG SENIOR NOTES AND

SENIOR SUBORDINATED NOTES OFFERING,

CALLS PRG 8 3/8% SENIOR NOTES, 8 5/8% SENIOR NOTES

AND 8 7/8% SENIOR SUBORDINATED NOTES FOR REDEMPTION

OLD GREENWICH, Connecticut, November 12, 2003 – Premcor Inc. (NYSE: PCO) today announced that its wholly-owned subsidiary, The Premcor Refining Group Inc. (“PRG”), has completed its offering of $385 million in aggregate principal amount of Senior Notes and Senior Subordinated Notes at par under the following terms:

•	$210 million of Senior Notes due 2011 at 6 3/4%; and

•	$175 million of Senior Subordinated Notes due 2012 at 7 3/4%.

PRG intends to use the gross proceeds from the offering to redeem its outstanding $100 million of 8 3/8% Senior Notes due 2007, $110 million of 8 5/8% Senior Notes due 2008, and $175 million of 8 7/8% Senior Subordinated Notes due 2007. The Company announced today that these notes have been called for redemption to be effected on December 12, 2003. Redemption of the notes will include call premiums of 2.094% for the 8 3/8% Senior Notes, 4.312% for the 8 5/8% Senior Notes and 2.958% for the 8 7/8% Senior Subordinated Notes. The Company expects to record a pretax charge in the fourth quarter totaling approximately $17 million related to the redemptions, including $12 million for the redemption premiums and $5 million for the non-cash write-off of deferred financing costs related to the redeemed notes.

Thomas D. O’Malley, Premcor’s Chairman and Chief Executive Officer, said, “Favorable market conditions and a strong reception to our offering have allowed us to lower our financing costs by over $6 million annually, and to extend the maturity dates on our nearest-term debt. Over the next few years we will be making substantial investments in clean fuels upgrades, and we have now extended our significant debt maturities well beyond this investment period. We are confident we can fund our clean fuels investment and Port Arthur expansion programs with our cash on hand and cash generated by our operations between now and the end of 2006.”

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

Contact:

Premcor Inc.

Joe Watson, (203) 698-7510 (Media/Investors)

Karen Davis, (314) 854-1424 (Investors)

Michael Taylor, (314) 719-2304 (Investors)